EXHIBIT 16.1

DKM

CERTIFIED PUBLIC ACCOUNTANTS

Accounting • Auditing • Assurance

2348 Sunset Point Rd. Suite B Clearwater, FL 33765 Telephone: 727.444.0931 Fax: 800.581.1908

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

July 1, 2015

Dear Sir/Madam:

We have read the statements included in the Form 8-K, dated July 1, 2015 of ChinAmerica Andy Movie Entertainment  Media Co. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to DKM Certified Public Accountants and our audit for December 31, 2014 and any subsequent interim period through the date of change in auditor decision by the Board of Directors.

Very truly yours,

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants
Clearwater, Florida